EXHIBIT 99.1

                              AMENDED AND RESTATED
                      ALLIANCE PARTNERS COMPENSATION PLAN

                     (as amended through December 6, 1999)

     Alliance Capital Management Holding L.P. (together with any successor to all or substantially all of its business and assets, "Holding") and its successor and affiliate Alliance Capital Management L.P. (together with any successor to all or substantially all of its business and assets, "Alliance") have established this Alliance Partners Compensation Plan to (i) create a compensation program to attract and retain eligible employees expected to make a significant contribution to the future growth and success of Holding and Alliance, including their respective subsidiaries and (ii) foster the long-term commitment of these employees through the accumulation of capital and increased ownership of equity interests in Holding.

                                   ARTICLE I
                            DEFINITIONS; ELIGIBILITY

     1. Definitions. Whenever used in the Plan, each of the following terms shall have the meaning for that term set forth below:

     (a) "Account" means, with respect to Pre-1999 Awards, a separate bookkeeping account established for each Participant for each such Award, with the amount of the Award credited to the Account together with Earnings thereafter credited thereon.

     (b) "Affiliate" means (i) any entity that, directly or indirectly, is controlled by Alliance and (ii) any entity in which Alliance has a significant equity interest, in either case as determined by the Board or, if so authorized by the Board, the Committee.

     (c) "Alliance Units" means units representing assignments of beneficial ownership of limited partnership interests in Alliance.

     (d) "Award" means any Pre-1999 Award or any Post-1998 Award.

     (e) "Award Agreement" means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.


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     (f) "Board" means the Board of Directors of the general partner of Holding and Alliance.

     (g) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (h) "Committee" shall mean the Board or one or more committees of the Board designated by the Board to administer the Plan.

     (i) "Company" shall mean Holding, Alliance and any corporation or other entity of which Holding or Alliance (i) has sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of its board of directors or other governing body, as the case may be, or (2) otherwise has the power to direct or cause the direction of its management and policies.

     (j) "Director" shall mean any member of the Board.

     (k) "Disability" shall mean, with respect to a Participant, a good faith determination by the Committee that the Participant is physically or mentally incapacitated and has been unable for a period of six consecutive months to perform substantially all of the duties for which the Participant was responsible immediately before the commencement of the incapacity. In order to assist the Committee in making such a determination and as reasonably requested by the Committee, a Participant will (i) make himself or herself available for medical examination by one or more physicians chosen by the Committee and approved by the Participant, whose approval shall not be unreasonably withheld,
(ii) grant the Committee and any such physicians access to all relevant medical information relating to the Participant, (iii) arrange to furnish copies of medical records to the Committee and such physicians, and (iv) use his or her best efforts to cause the Participant's own physicians to be available to discuss the Participant's health with the Committee and its chosen physicians.

     (l) "Earnings" means an amount computed as of the end of each calendar year equal to the product of (A) the balance of the Participant's Account as of the Effective Date of the Award credited thereto and (B) a percentage equal to the higher of (1) the "Alliance Growth Rate" for the period from such Effective Date through the end of the calendar year as of which the computation is being made (the "Earnings Period") and (2) the "Cumulative Compound Reference Rate" for the Earnings Period. For purposes of the foregoing, the "Alliance Growth Rate" means 1 plus the cumulative percentage increase or decrease in the level of Alliance's pre-tax operating earnings per Alliance Unit for each calendar


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year during the Earnings Period, compounded annually, multiplied by the square of 1 plus the Reference Rate at the end of the Earnings Period, based on such product, determining the resultant compound annual growth rate (using the number of years in the Earnings Period plus two) and on the basis of such computation, determining the cumulative compound growth rate over the Earnings Period. Alliance's pre-tax operating earnings per Alliance Unit shall be based on Alliance's earnings for each year during the Earnings Period, including the weighted average number of Alliance Units outstanding during each such year, as determined in accordance with generally accepted accounting principles. For purposes of the foregoing, the "Cumulative Compound Reference Rate" means 1 plus the cumulative Reference Rate determined by taking the Reference Rate at the end of each calendar year during the Earnings Period, compounded annually, multiplied by the square of 1 plus the Reference Rate at the end of the Earnings Period, based on such product, determining the resultant compound annual rate (using the number of years in the Earnings Period plus two) and on the basis of such computation, determining the cumulative compound rate over the Earnings Period. All computations shall be made by the Committee and the resulting amounts rounded to the nearest one hundredth.

     (m) "Effective Date" of an Award means December 31 of the calendar year for which the Award is initially granted under the Plan pursuant to Section 3(a) or 9 hereof.

     (n) "Eligible Employee" shall mean, for any calendar year, an employee of a Company whom the Committee determines to be eligible for an Award; provided, that in connection with Pre-1999 Awards, Eligible Employees for any calendar year shall be limited to those employees whose annual compensation from the Companies for such year, excluding any Award, exceeds the amount prescribed by Code section 414(q)(1)(B) as adjusted from time to time and is such that the employees are "highly-compensated employees" by reference to ERISA sections 201(2), 301(a)(3) and 401(a)(1), as determined by the Committee.

     (o) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     (p) "Fair Market Value" shall mean, with respect to a Holding Unit as of any given date and except as otherwise expressly provided by the Board, the closing price of a Holding Unit on the New York Stock Exchange on such date or, if no sale of Holding Units occurs on the New York Stock Exchange on such date, the closing price of a Holding Unit on such Exchange on the last preceding day on which such sale occurred.


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     (q) "Final Account Balance" means the aggregate of the vested balances of a Participant in each Account maintained for the Participant as of the end of the calendar year immediately preceding the calendar year in which the employment of the Participant with the Companies terminates for any reason or, if the Participant's employment with the Companies terminates as of a calendar year end, as of that year end.

     (r) "Holding Units" means units representing assignments of beneficial ownership of limited partnership interests in Holding.

     (s) "Participant" means any Eligible Employee of any Company who has been designated by the Committee to receive an Award for any calendar year and who thereafter remains employed by a Company.

     (t) "Partner's Pool" means, for each calendar year commencing with 1995, the sum of (i) the maximum amount first available to be awarded under this Plan with respect to that year; (ii) the aggregate amount previously forfeited pursuant to Sections 6 or 12 and not subsequently re-granted under the Plan; provided, that with respect to Restricted Units forfeited pursuant to Section 6, the amount that shall be added to the Partner's Pool pursuant to this
Section 1(t) shall be the number of such Restricted Units multiplied by the Grant Value thereof; and (iii) an amount equal to the difference between the amount of the Partners Pool for the immediately preceding calendar year (as computed pursuant to this Subsection for that prior year) and the aggregate amount of Awards for such year; provided, that the Board or Committee may increase the amount otherwise available for awards under the Plan in any year by a reduction in the amount otherwise available for awards under the Alliance bonus pool for that year.

     (u) "Plan" means the Alliance Partners Compensation Plan, as set forth herein and as amended from time to time.

     (v) "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

     (w) "Post-1998 Award" means any Award subject to the provisions of Article II hereof.

     (x) "Pre-1999 Award" means any Award subject to the provisions of Article III hereof.

     (y) "Reference Rate" for any year means the average of the rates of interest on 6-month commercial paper (6-month certificates of deposit after


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August 31, 1997) as reflected on "Federal Reserve statistical release" H.15 (or any successor publication thereto) as of the last day of the calendar year for or as of which such rate is to be determined and as of the last day of the immediately prior twelve calendar months.

     (z) "Restricted Unit" shall mean any Holding Unit granted under Section 3(a) of the Plan and designated as a Restricted Unit.

     (aa) "Retirement" with respect to a Participant shall mean that the employment of the Participant with the Company has terminated either (i) on or after the Participant's attaining age 65, or (ii) on or after the Participant's attaining age 55 at a time when the sum of the Participant's age and aggregate full calendar years of service with the Company, including service prior to April 21, 1988 with the corporation then named Alliance Capital Management Corporation, equals or exceeds 70.

     (bb) "Termination of Employment" shall mean that the Participant involved is no longer performing services as an employee of any Company other than pursuant to a severance or special termination arrangement.

     2. Eligibility. The Committee, in its sole discretion, will designate those Eligible Employees employed by a Company at the end of a calendar year who are to receive Awards for that year. In making such designation, the Committee will consider an Eligible Employee's position with a Company, the manner in which the Eligible Employee is expected to contribute to the future growth and success of the Company and such other criteria as it shall deem relevant. The Committee may vary the amount of Awards to a particular Participant from year to year and may determine that a Participant who received an Award to a particular year is not eligible to receive any Award with respect to any subsequent year. An Eligible Employee who is a member of the Committee during a particular year shall be eligible to receive an Award for that year only if the Award is approved by the majority of the other members of the Committee.

                                   ARTICLE II
                                POST-1998 AWARDS

     3. Grant of Awards.

     (a) Not later than thirty days after the end of each calendar year commencing with 1999, the Committee may make Awards, effective as of the Effective Date of such calendar year, in such amounts as the Committee


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determines in its sole discretion. The amount of each such Award shall initially be denominated in a specific cash amount. Except as otherwise provided below, each such Award shall be treated hereunder as a Post-1998 Award. In its sole discretion, the Committee may determine that the aggregate amount of Awards for any year will be less than the Partners Pool for that year only if the Award is approved by the majority of the other members of the Committee.

     (b) As soon as reasonably practicable after the grant of Post-1998 Awards for each year as described in Section 3(a) above, the Committee shall determine, in its sole discretion, the Grant Value of a Holding Unit for such Awards. For this purpose, "Grant Value" shall mean the effective per-Unit cost of acquiring or issuing the Holding Units to be awarded with respect to such Post- 1998 Awards. Upon determination of the Grant Value for each relevant year, each Post-1998 Award for such year shall be denominated, and shall thereafter be treated for all purposes as, a grant of that number of Restricted Units equal to the quotient of the original cash-denominated amount of such Award, divided by the Grant Value for such Award, rounded down to the nearest integer.

     (c) A Participant to whom a Post-1998 Award is made shall, reasonably promptly after either the vesting of Restricted Units subject to a Post- 1998 Award or the determination of the Grant Value for the relevant year as described in Section 3(b) above, be provided with a statement indicating the number of Restricted Units subject to such Award, subject to and pursuant to the terms of the Plan and the applicable Award Agreement.

     (d) Notwithstanding the foregoing, the Committee shall have the authority, in its sole discretion, to treat any Award for a calendar year commencing with 1999 as a Pre-1999 Award. In such case, (i) the provisions of this Article II (other than Sections 3(a) and 3(d)) shall not apply to such Award; (ii) an Account shall be established with respect to such Award; and (iii) such Award shall otherwise be treated as subject in all respects to the provisions of
Article 3 of the Plan; provided, that, notwithstanding Section 11 of the Plan, the amount of such Account (including Earnings thereon) will vest at the same rate as the rate at which restrictions would have lapsed with respect to the applicable Restricted Units in accordance with Section 5, had such Award instead been treated as a Post-1998 Award.

     4. Restricted Units.

     (a) Restricted Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award


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Agreements. Each certificate issued in respect of Restricted Units with respect to which transfer restrictions remain in effect shall bear an appropriate legend, in the form determined by the Committee. Upon the lapse of the restrictions applicable to such Restricted Units, the owner thereof shall have the right, upon request, to receive a certificate or certificates representing such Units free of the legend (to the extent permissible and appropriate under relevant securities or other law). Until receipt of any such request, the Committee shall cause the recordkeeper designated by the Committee under the Plan to hold such Units on the Participant's behalf in book entry form.

     (b) Distributions paid on or in respect of any Restricted Units (whether vested or unvested) shall be paid directly to the relevant Participant.

     5. Vesting of Restricted Units.

     (a) Except as provided in Section 5(b) below, restrictions shall lapse with respect to the Restricted Units subject to each Post-1998 Award in equal annual installments during the Vesting Period (as determined below) with respect to such Award, with restrictions as to the first such installment lapsing on the first anniversary of the date determined for this purpose by the Committee in connection with such Award (the "Grant Date"), and restrictions as to the remaining installments lapsing on subsequent anniversaries of the Grant Date, provided in each case that the Participant is employed by a Company on such anniversary. The "Vesting Period" with respect to each Post-1998 Award shall be as set forth in the following table, based on the Participant's age as of the Effective Date with respect to such Award:

 Age of Participant
As of Effective Date                                 Vesting Period

Up to and including 47                                  8 years
       48                                               7 years
       49                                               6 years
       50-57                                            5 years
       58                                               4 years
       59                                               3 years
       60                                               2 years


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       61                                               1 year
   62 or older                                   Fully vested at grant

     (b) In the event of a Participant's Termination of Employment due to death or Disability, restrictions on any remaining Restricted Units held by such Participant shall immediately lapse.

     6. Forfeitures. In the event of a Participant's Termination of Employment for reasons other than death or Disability, all rights and interests in all of such Participant's Restricted Units with respect to which restrictions have not previously lapsed will be immediately forfeited; provided, however, that, in its sole discretion, the Committee may determine to accelerate the Participant's vesting of any such rights and interests and avoid the forfeiture of the Participant's otherwise unvested Restricted Units. Any amounts forfeited pursuant to this Section 6 shall increase the amount of the Partners Pool as provided for in Section 1(t)(ii).

     7. Section 83(b) Election. A Participant will not make an election under section 83(b) of the Code with respect to an award of Restricted Units unless, prior to the date such election is filed with the Internal Revenue Service, the Participant (i) notifies the Committee of the Participant's intention to file such election, (ii) furnishes the Committee with a copy of the election to be filed and (iii) pays (or makes arrangements for the payment thereof satisfactory to the Committee) the withholding amount to Alliance in accordance with Section 17(i).

     8. Adjustment of Restricted Units. In the event that the Committee determines that any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of Holding, any incorporation of Holding, or other similar transaction or event affects the Holding Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, if so authorized by the Board, in such manner as it may deem equitable, adjust the number of Holding Units or other securities of Holding (or number and kind of other securities or property) subject to outstanding Awards, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.


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                                  ARTICLE III
                                PRE-1999 AWARDS

     9. Grant of Awards. Not later than thirty days after the end of each calendar year prior to 1999, the Committee may make Pre-1999 Awards, effective as of December 31 of the year to which the Award relates, in such amounts as the Committee determines in its sole discretion. A Participant to whom a Pre-1999 Award is made shall promptly thereafter be notified of the Award in writing by the Committee. The amount of each Pre-1999 Award made to a Participant will be credited to a separate Account as of the Effective Date of the Award. In its sole discretion, the Committee may determine that the aggregate amount of Awards for any year will be less than the Partners Pool for that year.

     10. Earnings on an Account. As of the end of each calendar year following the year for which an Account is established, each Account maintained for a Participant who was employed by the Company at the end of that year will be credited or debited, as applicable, with the amount, if any, necessary to reflect Earnings as of that date. As soon as practicable after the end of each such calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year.

     11. Vesting of Amounts in a Participant's Account. With respect to each Pre-1999 Award made for 1995, a Participant's rights and interest therein and any Earnings thereon credited to the Participant's Account will vest at the rate of 33 percent for each full calendar year that the Participant is employed by a Company after 1995. With respect to each Pre-1999 Award made for a calendar year after 1995, a Participant's rights and interest therein and any Earnings thereon credited to the Participant's Account will vest at the rate of 12 percent for each full calendar year that the Participant is employed by a Company after the Effective Date of the Award. Notwithstanding any provision of this Article III to the contrary, a Participant's rights and interest in the balance in the Participant's Account to the extent not then vested shall become fully vested upon the Participant's death, Disability or Retirement.

     12. Forfeiture of a Participant's Account Balances. If a Participant ceases to be employed by any of the Companies, the balance of any Account maintained for a Participant on the effective date of the Participant's Termination of Employment that is not then fully vested (and that does not vest upon such termination) pursuant to Section 11 or Section 3(d) will thereupon be forfeited; provided, however, that, in its sole discretion, the Committee may determine to


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accelerate the Participant's vesting in any such Account and avoid the forfeiture of the Participant's otherwise unvested Account balance. Any amounts forfeited pursuant to this Section 12 shall increase the amount of the Partners Pool as provided for in Section 1(t)(ii).

     13. Distributions of a Participant's Final Account Balances.

     (a) In the event a Participant's employment with the Companies terminates by reason of the Participant's death, the Participant's Final Account Balance, plus interest as provided in Subsection (d)(i) of this Section, will be distributed to the Participant's Beneficiary in a single-sum cash payment within 45 days after the later of the date the Committee receives (i) written notification in form satisfactory to it of the Participant's death, and (ii) any tax waiver or governmental document deemed relevant by the Committee with respect to making the payment.

     (b) In the event a Participant's employment with the Companies terminates by reason of the Participant's Disability or Retirement, the Participant's Final Account Balance, plus interest as provided in Subsection (d)(ii) of this Section, will be distributed to the Participant or to the Participant's Beneficiary, as the case may be, in cash in five equal annual installments, the first to be made on a date within 45 days after the January 1 immediately following the effective date of such Disability or Retirement and the others to be made within 45 days of January 1 in each of the four subsequent calendar years; provided, however, that a payment shall be made in a single-sum in an amount up to 50 percent of his or her Final Account Balance, plus interest as provided in Subsection (d)(i) of this Section, if the Participant elects to receive such a payment by written notice submitted to the Committee at least twelve months before the effective date of the Participant's Disability or Retirement, as the case may be. Any such single-sum payment shall be made within 45 days after the effective date of the Participant's Disability or Retirement, as the case may be, and the subsequent five equal installment payments, which shall total (i) the Final Account Balance reduced by the single-sum payment computed without regard to Subsection (d)(i) of this Section plus (ii) interest as provided in Subsection (d)(ii) of this Section, shall be made within 45 days of January 1 in each of the five subsequent calendar years.

     (c) In the event a Participant's employment with the Companies terminates for any reason other than the Participant's death, Disability or Retirement, the Participant's Final Account Balance, plus interest as provided in Subsection (d)(ii) of this Section, will be distributed to the Participant or the


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Participant's Beneficiary, as the case may be, in cash in five equal annual installments, the first to be made on a date within 45 days after the January 1 immediately following the effective date of the Participant's Termination of Employment and the others within 45 days of January 1 in each of the four subsequent calendar years.

     (d) (i) Each single-sum payment to be made pursuant to Subsection (a) or
(b) of this Section shall include interest on the Final Account Balance to be paid at the Reference Rate as of the date the Final Account Balance is to be determined.

        (ii) Each installment payment to be made pursuant to Subsection (b) or
(c) of this Section shall be calculated by considering the portion of the Participant's Final Account Balance payable in installments as an indebtedness that accrues interest at the Reference Rate as of the date the Final Account Balance is determined and that will be amortized by equal payments on January 1 of the five calendar years in which the installments payments are to be made sufficient to fully discharge the deemed indebtedness by the final installment payment.

                                   ARTICLE IV
                         ADMINISTRATION; MISCELLANEOUS

     14. Administration of the Plan. No part of the Plan is intended to be subject to ERISA. Without limiting the foregoing, Article III of the Plan is intended to represent an unfunded, non-qualified deferred compensation plan within the meaning of ERISA and shall be administered by the Committee as such. The Committee shall have the full power and authority to administer and interpret the Plan and to take any and all actions in connection with the Plan, including, but not limited to, the power and authority to prescribe all applicable procedures, forms and agreements. The Committee's interpretation and construction of the Plan, including its computation of Grant Value, number of Restricted Units to be awarded each Participant, and Earnings, shall be conclusive and binding on all persons having an interest in the Plan.

     15. Authority to Vary Terms of Awards. The Committee shall have the authority to grant Awards other than as described in Articles II and III, subject to such terms and conditions as the Committee shall determine in its discretion.

     16. Amendment, Suspension and Termination of the Plan. The Committee reserves the right at any time, without the consent of any Participant or Beneficiary and for any reason, to amend, suspend or terminate the Plan in whole or in part in any manner; provided that no such amendment, suspension or


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termination shall adversely affect any right of any Participant or Beneficiary with respect to any Post-1998 Award or, with respect to any Pre-1999 Award, any balance in any Account, prior to such amendment, suspension or termination.

     17. General Provisions.

     (a) To the extent provided by the Committee, each Participant may file with the Committee a written designation of one or more persons, including a trust or the Participant's estate, as the Beneficiary entitled to receive, in the event of the Participant's death, any amount or property to which the Participant would otherwise have been entitled under the Plan. A Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Committee. If (i) no such Beneficiary designation is in effect at the time of a Participant's death, (ii) no designated Beneficiary survives the Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant's estate shall be the Participant's Beneficiary.

     (b) Neither the establishment of the Plan nor the grant of any Award or any action of any Company, the Board of Directors, or the Committee pursuant to the Plan, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company. Each Company expressly reserves the right to discharge any Participant without liability to the Participant or any Beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Plan.

     (c) The right of any Participant or Beneficiary to receive payments under
Article III of the Plan shall be an unsecured claim against the general assets of Alliance. All distribution to be made under Article III of the Plan shall be paid from the general funds of Alliance and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of any such distributions. No Participant or Beneficiary shall have any right, title or interest whatsoever in, or to, any investments which Alliance may make to assist it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Company and any other person.

     (d) No right to receive any payment under the Plan may be transferred or assigned, pledged or otherwise encumbered by any Participant or Beneficiary other than by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction. Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.


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     (e) If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

     (f) Any notice to be given by the Committee under the Plan to a Participant or Beneficiary shall be in writing addressed to the Participant or Beneficiary, as the case may be, at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee. Any notice to be given by a Participant under the Plan shall be in writing addressed to the Committee at the address of Alliance.

     (g) Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Plan.

     (h) The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

     (i) There shall be withheld from each payment made pursuant to the Plan any tax or other charge required to be withheld therefrom pursuant to any federal, state or local law. A Company by whom a Participant is employed shall also be entitled to withhold from any compensation payable to a Participant any tax imposed by Section 3101 of the Code, or any successor provision, on any Award made to the Participant; provided, however, that if for any reason the Company does not so withhold the entire amount of such tax on a timely basis, the Participant shall be required to reimburse Alliance for the amount of the tax not withheld promptly upon Alliance's request therefore. With respect to Restricted Units: (i) in the event that the Committee determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to the Restricted Units, the vesting of Restricted Units, or an election under Section 83(b) of the Code (a "Withholding Amount") then, in the discretion of the Committee, either (X) prior to or contemporaneously with the delivery of Restricted Units to the recipient, the recipient shall pay the Withholding Amount to Alliance in cash or in vested Holding Units already owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount; (Y) Alliance shall retain from any vested Restricted Units to be delivered to the recipient that number of Units having a fair market value, as determined by the Committee, equal to the Withholding Amount (or such portion of the Withholding Amount that is not satisfied under clause (X) as payment of the Withholding



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Amount; or (Z) if Restricted Units are delivered without the payment of the
Withholding Amount pursuant to either clause (X) or (Y), the recipient shall promptly pay the Withholding Amount to Alliance on at least seven business days notice from the Committee either in cash or in vested Holding Units owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount, and (ii) in the event that the recipient does not pay the Withholding Amount to Alliance as required pursuant to clause (i) or make arrangements satisfactory to Alliance regarding payment thereof, Alliance may withhold any unpaid portion thereof from any amount otherwise due the recipient from Alliance.


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